Eastman Announces Fourth-Quarter and Full-Year 2011 Results

KINGSPORT, Tenn., Jan. 26, 2012 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $0.71 per diluted share for fourth quarter 2011 versus $0.11 per diluted share for fourth quarter 2010. Excluding $26 million of asset impairments and restructuring charges and $115 million of early debt extinguishment costs, fourth-quarter 2010 earnings from continuing operations were $0.70 per diluted share. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying fourth-quarter and full-year 2011 financial tables.

“Despite a challenging and uncertain economic environment during the quarter, we delivered earnings per share that are among our best for a fourth quarter, and our full-year EPS was the best in our history,” said Jim Rogers, Chairman and CEO. “Given the strength of our businesses and our solid balance sheet, we remain well positioned for full-year 2012 EPS growth.”

(In millions, except per share amounts)	4Q2011	4Q2010	FY2011	FY2010

Sales revenue	$1,723	$1,463	$7,178	$5,842
Earnings per diluted share from continuing operations	$0.71	$0.11	$4.59	$2.88
Earnings per diluted share from continuing operations excluding asset impairments and restructuring charges (gains), net, and early debt extinguishment costs*	$0.71	$0.70	$4.56	$3.48
Net cash provided by operating activities	$352	$278	$625	$575

*For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying fourth-quarter and full-year 2011 financial tables.

Sales revenue for fourth quarter 2011 was $1.7 billion, an 18 percent increase compared to fourth quarter 2010 primarily due to increased selling prices and higher sales volume. The increase in selling prices was in response to higher raw material and energy costs, particularly for paraxylene, propane, and wood pulp. The higher sales volume was primarily in the Performance Chemicals and Intermediates segment.

Operating earnings in fourth quarter 2011 were $163 million compared to $161 million in fourth quarter 2010. Excluding asset impairments and restructuring charges, fourth-quarter 2010 operating earnings were $187 million. Operating earnings declined, excluding fourth-quarter 2010 asset impairments and restructuring charges, primarily in the Specialty Plastics and PCI segments.

Segment Results 4Q 2011 versus 4Q 2010

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 12 percent primarily due to higher selling prices which were in response to higher raw material and energy costs, particularly for propane.  Operating earnings in fourth quarter 2011 were $52 million while fourth-quarter 2010 operating earnings excluding restructuring charges were $53 million. Operating earnings were slightly lower as higher raw material and energy costs were mostly offset by higher selling prices.

Fibers – Sales revenue increased by 8 percent primarily due to higher selling prices in response to higher raw material and energy costs, particularly for wood pulp, as well as higher acetate tow volume in Asia Pacific. Fourth-quarter 2011 operating earnings were $80 million while fourth-quarter 2010 operating earnings excluding restructuring charges were $78 million. Operating earnings in fourth quarter 2011 increased due to higher acetate tow sales volume and higher selling prices, partially offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 33 percent primarily due to higher volume and higher selling prices. The higher sales volume was primarily due to increased sales volume of ethylene from the Longview, Texas, olefins cracking unit restarted in December 2010. The increased selling prices were in response to higher raw material and energy costs, particularly for propane. Operating earnings in fourth quarter 2011 were $42 million while fourth-quarter 2010 operating earnings excluding restructuring charges were $51 million. Operating earnings declined as higher selling prices were more than offset by higher raw material and energy costs, particularly in Asia Pacific and Europe.

Specialty Plastics – Sales revenue increased by 7 percent as higher selling prices were partially offset by lower sales volume. Selling prices increased in response to higher raw material and energy costs, particularly for paraxylene. The decrease in sales volume was attributed to weakened demand for copolyester product lines primarily in the packaging and consumer durables end-markets. Operating earnings in fourth quarter 2011 were $9 million while fourth-quarter 2010 operating earnings excluding restructuring charges were $24 million. The decline in operating earnings was due to lower sales volume and lower capacity utilization, which was due to weakened demand for copolyester product lines and inventory management during and after planned maintenance shutdowns. In addition, higher selling prices were offset by higher raw material and energy costs.

Corporate FY 2011 versus FY 2010

Full-year 2011 earnings from continuing operations were $4.59 per diluted share compared with earnings from continuing operations of $2.88 per diluted share for full year 2010. Full-year 2011 earnings from continuing operations excluding asset impairments and restructuring charges and gains, net, were $4.56 per diluted share, while full-year 2010 earnings from continuing operations excluding asset impairments and restructuring charges and early debt extinguishment charges were $3.48 per diluted share.

Eastman's full-year 2011 sales revenue was $7.2 billion, an increase of 23 percent year over year. The increase was primarily due to increased selling prices and higher sales volume. Selling prices increased in response to higher raw material and energy costs, primarily for propane, paraxylene, and wood pulp. The higher sales volume was primarily due to growth in PCI plasticizer product lines, the fourth-quarter 2010 restart of a previously idled olefins cracking unit at the Longview, Texas, facility, and strengthened end-use demand primarily for CASPI segment products.

Operating earnings for full year 2011 were $1,021 million compared to operating earnings of $862 million for full year 2010. Excluding asset impairments and restructuring charges and gains, net, in both periods, full-year 2011 operating earnings were $1,013 million and full-year 2010 operating earnings were $891 million. Operating earnings increased primarily due to higher selling prices that more than offset higher raw material and energy costs, and higher sales volume and increased capacity utilization which led to lower unit costs, particularly in the first half of the year.

Segment Results FY 2011 versus FY 2010

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 17 percent primarily due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand, particularly in the U.S., and tight industry supply particularly in the first half of the year. The higher sales volume was attributed primarily to strengthened end-use demand in the packaging, durable goods, and transportation markets, particularly in the U.S. Operating earnings in 2011 were $331 million and excluding 2010 restructuring charges, 2010 operating earnings were $299 million. Operating earnings increased primarily due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs.

Fibers – Sales revenue increased by 12 percent primarily due to a favorable shift in product mix, higher selling prices, and higher sales volume. The favorable shift in product mix was mainly due to higher acetate tow sales volume resulting from increased utilization of the acetate tow manufacturing facility in Korea. The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp. 2011 operating earnings were $346 million compared with 2010 operating earnings of $326 million excluding restructuring charges. The increase was primarily due to higher acetate tow sales volume in Asia Pacific and Europe and higher selling prices, partially offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 37 percent primarily due to higher selling prices and higher sales volume. The increased selling prices were in response to higher raw material and energy costs and also attributed to strengthened demand in North America and tight industry supply, particularly for olefin-derivative product lines in the first half of the year. The higher sales volume was primarily due to growth in plasticizer product lines, which included the acquired Genovique plasticizer product lines, particularly in North America and Europe, and the restart of the previously idled Longview, Texas, olefins cracking unit. Operating earnings, excluding restructuring charges, net, in both periods, were $296 million in 2011 compared to $231 million in 2010. Operating earnings increased primarily due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs. The operating earnings increase was primarily in North America. In 2011, operating earnings included $8 million from an acetyl technology license and costs of $11 million from the unplanned outage of an olefins cracking unit at the Longview, Texas, facility. 2010 operating earnings included $12 million from an acetyl technology license.

Specialty Plastics – Sales revenue increased by 15 percent primarily due to higher selling prices. Selling prices increased largely in response to higher raw material and energy costs, particularly for paraxylene. Slightly lower sales volume was attributed to weakened demand for copolyester product lines, particularly in packaging and consumer durable goods end-markets, and some customer shift to other plastic materials that do not use paraxylene as a raw material. Operating earnings were $105 million in 2011 compared to $93 million in 2010 excluding restructuring charges. The increase in operating earnings was primarily due to higher selling prices more than offsetting higher raw material and energy costs and the positive impact of the Eastman Tritan™ copolyester growth initiative.

Cash Flow

Eastman generated $625 million in cash from operating activities in 2011. Excluding the $110 million tax payment for the gain on the sale of the PET business, 2011 cash from operating activities was $735 million. Net cash from operating activities included $102 million used for contributions to U.S. defined benefit pension plans. Free cash flow was $142 million in 2011, reflecting solid net earnings and increased capital expenditures primarily for growth initiatives. During 2011, share repurchases totaled $316 million. See Table 5B for reconciliation of cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for first quarter and full year 2012, Rogers said:  “We enter 2012 with our businesses well positioned to continue delivering strong results and expected benefits from recent capacity additions as well as the Sterling and Scandiflex acquisitions. While there is continued economic uncertainty, we are expecting economic activity to accelerate in the second half of the year compared with the first half, particularly in the Asia Pacific and North American regions.  In addition, olefins margins appear to be improving so that we expect that producing versus buying olefins will become a tailwind for 2012.  We also face headwinds from anticipated volatility in raw material and energy costs and higher pension expense. As a result, we expect first-quarter 2012 earnings from continuing operations to be between $1.05 and $1.15 per share and we expect earnings per share from continuing operations in 2012 to be above 2011 earnings per share from continuing operations of $4.56. And our solid balance sheet and expectation for continued strong cash generation positions us for further earnings growth.” Asset impairments and restructuring charges are excluded from earnings per share projections.

Eastman will host a conference call with industry analysts on January 27 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is (913) 312-1279, passcode number 8645015. The accompanying slides will be available at www.investors.eastman.com, Presentations, beginning at 9:00 a.m. Eastern Time, January 30, 2012. A web and telephone replay will be available continuously from 9:00 a.m. Eastern Time, January 30, to 9:00 a.m. Eastern Time, February 9, 2012, at (888) 203-1112 or (719) 457-0820, passcode 8645015.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day. Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions. The company is committed to finding sustainable business opportunities within the diverse markets and geographies it serves. A global company headquartered in Kingsport, Tennessee, USA, Eastman had 2011 sales of $7.2 billion. For more information, visit www.eastman.com.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions, the financial impact of recent capacity additions and  acquisitions, raw material and energy costs, pension expense, cash flows, and earnings per share for first quarter and full year 2012. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2011 available, and the Form 10-K to be filed for 2011 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.
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Contacts:

Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

FINANCIAL INFORMATION
January 26, 2012

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (ET), January 27, 2012.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.

In third quarter 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  Stockholders of record as of September 15, 2011 were issued one additional share of common stock on October 3, 2011 for each share held.  Treasury shares were treated as shares outstanding in the stock split.  All shares and per share amounts have been adjusted for all periods presented for the stock split.

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 1 – STATEMENTS OF EARNINGS

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2011	2010	2011	2010

Sales	$1,723	$1,463	$7,178	$5,842
Cost of sales	1,399	1,112	5,538	4,368
Gross profit	324	351	1,640	1,474

Selling, general and administrative expenses	119	120	469	431
Research and development expenses	42	44	158	152
Asset impairments and restructuring charges (gains), net	--	26	(8)	29
Operating earnings	163	161	1,021	862

Net interest expense	19	24	76	99
Early debt extinguishment costs	--	115	--	115
Other charges (income), net	(5)	1	(19)	12

Earnings from continuing operations before income taxes	149	21	964	636
Provision for income taxes from continuing operations	49	4	307	211
Earnings from continuing operations	$100	$17	$657	$425

Earnings from discontinued operations, net of tax	--	2	8	13
Gain from disposal of discontinued operations, net of tax	--	--	31	--
Net earnings	$100	$19	$696	$438

Basic earnings per share
Earnings from continuing operations	$0.73	$0.12	$4.70	$2.95
Earnings from discontinued operations	--	0.01	0.28	0.09
Basic earnings per share	$0.73	$0.13	$4.98	$3.04

Diluted earnings per share
Earnings from continuing operations	$0.71	$0.11	$4.59	$2.88
Earnings from discontinued operations	--	0.01	0.27	0.08
Diluted earnings per share	$0.71	$0.12	$4.86	$2.96

Shares (in millions) outstanding at end of period	137.0	141.5	137.0	141.5

Shares (in millions) used for earnings per share calculation
Basic	136.9	143.9	139.7	144.2
Diluted	140.1	147.8	143.1	147.8

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 2A – SEGMENT SALES INFORMATION

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$425	$379	$1,844	$1,574
Fibers	324	300	1,279	1,142
Performance Chemicals and Intermediates	697	526	2,860	2,083
Specialty Plastics	277	258	1,195	1,043

Total Eastman Chemical Company	$1,723	$1,463	$7,178	$5,842

TABLE 2B – SALES REVENUE CHANGE

Fourth Quarter 2011 Compared to Fourth Quarter 2010
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	12%	3%	10%	-- %	(1) %
Fibers	8%	1%	5%	2%	-- %
Performance Chemicals and Intermediates	33%	15%	14%	4%	-- %
Specialty Plastics	7%	(9) %	14%	2%	-- %

Total Eastman Chemical Company	18%	5%	11%	2%	-- %

Twelve Months 2011 Compared to Twelve Months 2010
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	17%	5%	13%	(1) %	-- %
Fibers	12%	3%	4%	5%	-- %
Performance Chemicals and Intermediates	37%	14%	19%	4%	-- %
Specialty Plastics	15%	(2) %	16%	1%	-- %

Total Eastman Chemical Company	23%	7%	14%	2%	-- %

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 2C – SALES BY REGION

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Sales by Region
United States and Canada	$924	$704	$3,824	$2,957
Asia Pacific	417	388	1,681	1,446
Europe, Middle East, and Africa	304	299	1,352	1,150
Latin America	78	72	321	289

Total Eastman Chemical Company	$1,723	$1,463	$7,178	$5,842

TABLE 2D – SALES REVENUE CHANGE BY REGION

Fourth Quarter 2011 Compared to Fourth Quarter 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	31%	12%	16%	3%	-- %
Asia Pacific	8%	(3) %	6%	5%	-- %
Europe, Middle East, and Africa	1%	(3) %	7%	(2) %	(1) %
Latin America	8%	1%	9%	(2) %	-- %

Total Eastman Chemical Company	18%	5%	11%	2%	-- %

Twelve Months 2011 Compared to Twelve Months 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	29%	10%	17%	2%	-- %
Asia Pacific	16%	2%	10%	4%	-- %
Europe, Middle East, and Africa	18%	5%	11%	1%	1%
Latin America	11%	(2) %	12%	1%	-- %

Total Eastman Chemical Company	23%	7%	14%	2%	-- %

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 3 - OPERATING EARNINGS AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES (GAINS), NET, BY SEGMENT; SEGMENT OPERATING EARNINGS RECONCILIATIONS

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2011	2010	2011	2010
Operating Earnings by Segment and Item (1)

Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$52	$47	$331	$293
Asset impairments and restructuring charges (gains), net (2)	--	6	--	6
Operating earnings excluding item	52	53	331	299

Fibers
Operating earnings	80	75	346	323
Asset impairments and restructuring charges (gains), net (2)	--	3	--	3
Operating earnings excluding item	80	78	346	326

Performance Chemicals and Intermediates
Operating earnings	42	47	289	224
Asset impairments and restructuring charges (gains), net (2)(3)	--	4	7	7
Operating earnings excluding item	42	51	296	231

Specialty Plastics
Operating earnings	9	19	105	88
Asset impairments and restructuring charges (gains), net (2)	--	5	--	5
Operating earnings excluding item	9	24	105	93

Total Operating Earnings by Segment and Item
Total operating earnings	183	188	1,071	928
Total asset impairments and restructuring charges (gains), net	--	18	7	21
Total operating earnings excluding item	183	206	1,078	949

Other (4)
Operating loss	(20)	(27)	(50)	(66)
Asset impairments and restructuring charges (gains), net (5)(6)	--	8	(15)	8
Operating loss excluding item	(20)	(19)	(65)	(58)

Total Eastman Chemical Company
Total operating earnings	$163	$161	$1,021	$862
Total asset impairments and restructuring charges (gains), net	--	26	(8)	29
Total operating earnings excluding item	$163	$187	$1,013	$891

(1)	Fourth quarter and twelve months 2010 include allocated costs not included in discontinued operations, some of which may remain and could be reallocated to the remaining segments.
(2)	Fourth quarter and full year 2010 include restructuring charges primarily for severance.
(3)	Twelve months 2011 includes $7 million in restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc.
(4)	Research and development and other expenses and asset impairments and restructuring charges (gains), net, not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating loss.
(5)	Twelve months 2011 includes $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.
(6)	Fourth quarter and full year 2010 include $8 million of intangible asset impairment charges resulting from an environmental regulatory change during the fourth quarter impacting the fair value of air emission credits remaining from the previously discontinued Beaumont, Texas, gasification project.

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEMS

	Fourth Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
As reported	$163	$149	$100	$0.71

	Fourth Quarter 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$161	$21	$17	$0.11

Certain Items:
Asset impairments and restructuring charges, net (1)	26	26	16	0.10
Early debt extinguishment costs (2)	--	115	71	0.49
Excluding items	$187	$162	$104	$0.70

	Twelve Months 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$1,021	$964	$657	$4.59

Certain Item:
Asset impairments and restructuring charges (gains), net (1)	(8)	(8)	(5)	(0.03)
Excluding item	$1,013	$956	$652	$4.56

	Twelve Months 2010
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$862	$636	$425	$2.88

Certain Items:
Asset impairments and restructuring charges, net (1)	29	29	18	0.12
Early debt extinguishment costs (2)	--	115	71	0.48
Excluding items	$891	$780	$514	$3.48

(1)	Fourth quarter and full year 2010 and 2011 include asset impairment and restructuring charges (gains), net, as described in Table 3.
(2)	During fourth quarter 2010, the Company completed the early repayment of $500 million aggregate principal amount of outstanding debt securities, resulting in a pre-tax charge of $115 million, net.

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 5 – STATEMENTS OF CASH FLOWS

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Cash flows from operating activities
Net earnings	$100	$19	$696	$438

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	69	68	273	280
Asset impairments charges	--	8	--	8
Gain on sale of assets	--	--	(70)	--
Early debt extinguishment costs	--	115	--	115
Provision (benefit) for deferred income taxes	29	7	11	59
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	74	39	(73)	(358)
(Increase) decrease in inventories	69	(60)	(156)	(160)
Increase (decrease) in trade payables	(85)	96	(51)	152
Increase (decrease) in liabilities for employee benefits and incentive pay	28	9	(90)	11
Other items, net	68	(23)	85	30

Net cash provided by operating activities	352	278	625	575

Cash flows from investing activities
Additions to properties and equipment	(124)	(110)	(457)	(243)
Proceeds from sale of assets and investments	--	2	651	13
Acquisitions and investments in joint ventures	(2)	(1)	(156)	(190)
Additions to short-term time deposits	--	--	(200)	--
Additions to capitalized software	(2)	(2)	(9)	(7)
Other items, net	2	(8)	29	(15)

Net cash used in investing activities	(126)	(119)	(142)	(442)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	--	1	1	2
Proceeds from borrowings	--	496	--	496
Repayment of borrowings	--	(616)	(2)	(620)
Dividends paid to stockholders	(36)	(31)	(136)	(127)
Treasury stock purchases	(24)	(212)	(316)	(280)
Proceeds from stock option exercises and other items, net	(37)	77	30	118

Net cash used in financing activities	(97)	(285)	(423)	(411)

Effect of exchange rate changes on cash and cash equivalents	--	--	1	1

Net change in cash and cash equivalents	129	(126)	61	(277)

Cash and cash equivalents at beginning of period	448	642	516	793

Cash and cash equivalents at end of period	$577	$516	$577	$516

TABLE 5A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	Twelve Months
(Dollars in millions, unaudited)	2011	2010
Cash and cash equivalents at end of period	$577	$516
Short-term time deposits	200	--

Total cash and cash equivalents and short-term time deposits	$777	$516

EASTMAN CHEMICAL COMPANY – EMN	January 26, 2012
5:00 PM ET

TABLE 5B – NET CASH PROVIDED BY OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2011	2010	2011	2010

Net cash provided by operating activities	$352	$278	$625	$575
Impact of adoption of amended accounting guidance (1)	--	--	--	200
Impact of tax payment on the sale of the PET business (2)	27	--	110	--
Net cash provided by operating activities excluding items	379	278	735	775

Additions to properties and equipment	(124)	(110)	(457)	(243)
Dividends paid to stockholders	(36)	(31)	(136)	(127)

Free Cash Flow	$219	$137	$142	$405

(1)
Twelve months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

(2)	Twelve months 2011 cash from operating activities included the use of $110 million for tax payments for the tax gain on the sale of the PET business completed in first quarter 2011.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
(Dollars in millions)	2011	2010

Current Assets	$2,302	$2,047

Net Properties and Equipment	3,107	3,219

Other Assets	775	720

Total Assets	$6,184	$5,986

Payables and Other Current Liabilities	$961	$1,064

Short-term Borrowings	153	6

Long-term Borrowings	1,445	1,598

Other Liabilities	1,755	1,691

Stockholders’ Equity	1,870	1,627

Total Liabilities and Stockholders’ Equity	$6,184	$5,986